Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No. 333-205366 on Form S-8 of Townsquare Media, Inc. and subsidiaries of our report dated February 26, 2016 relating to our audits of the consolidated financial statements appearing in the Annual Report on Form 10-K of Townsquare Media, Inc. and subsidiaries for the year ended December 31, 2015.

/s/ RSM US LLP

New York, NY
February 26, 2016